Exhibit 10.5

ALLEGION PLC
INCENTIVE STOCK PLAN OF 2013

1. Purpose of the Plan
The purpose of the Plan is to aid the Company and its Affiliates in recruiting and retaining key employees and directors and to motivate such employees and directors to exert their best efforts on behalf of the Company and its Affiliates by providing incentives through the granting of Awards. The Company expects that it will benefit from the added interest which such key employees and directors will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.
2.    Definitions
The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a)	Act: The Securities Exchange Act of 1934, as amended, or any successor thereto.

(b)
Affiliate: With respect to the Company, any Person or entity directly or indirectly controlling, controlled by, or under common control with, the Company or any other Person or entity designated by the Board in which the Company or an Affiliate has an interest.

(c)
Associate: With respect to a specified Person, means (i) any corporation, partnership, or other organization of which such specified Person is an officer or partner; (ii) any trust or other estate in which such specified Person has a substantial beneficial interest or as to which such specified Person serves as trustee or in a similar fiduciary capacity; (iii) any relative or spouse of such specified Person, or any relative of such spouse who has the same home as such specified Person, or who is a director or officer of the Company or any of its Subsidiaries; and (iv) any Person who is a director, officer, or partner of such specified Person or of any corporation (other than the Company or any wholly-owned Subsidiary), partnership or other entity which is an Affiliate of such specified person.

(d)	Award: An Option, Stock Appreciation Right or Other Stock-Based Award granted pursuant to the Plan.

(e)
Beneficial Owner: A “beneficial owner”, as such term is defined in Rule 13d-3 under the Act (or any successor rule thereto) provided, however, that any individual, corporation, partnership, group, association or other Person or entity which has the right to acquire any of the Company’s outstanding securities entitled to vote generally in election of directors at any time in the future, whether such right is contingent or absolute, pursuant to any agreement, arrangement or understanding or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed the Beneficial Owner of such securities.

(f)	Board: The Board of Directors of the Company.

(g)
Cause: shall mean (i) any action by the Participant involving willful malfeasance or willful gross misconduct having a demonstrable adverse effect on the surviving entity (or applicable Affiliate thereof); (ii) the Participant being convicted of a felony under the laws of the United States or any state or district or any foreign jurisdiction; or (iii) any material violation of the Company’s code of conduct, as in effect from time to time.

(h)
Change in Control: The date (i) any individual, corporation, partnership, group, association or other person or entity, together with its Affiliates and Associates (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or Schlage Lock Company, LLC, a Delaware corporation), is or becomes the Beneficial Owner of securities of the Company representing 30% or more of the combined voting power of the Company’s Voting Securities; (ii) the Continuing Directors fail to constitute a majority of the members of the Board; (iii) of consummation of any transaction or series of transactions under which the Company is merged or consolidated with any other company which is not an Affiliate; (iv) of any sale, lease, exchange or other transfer, in one transaction or a series of related transactions, of all, or substantially all, of the assets of the Company, other than any sale, lease, exchange or other transfer to any Person or entity where the Company owns, directly or indirectly, at least 80% of the combined voting power of the Voting Securities of such Person or entity or its parent corporation after any such transfer; or (v) any other event that the Continuing Directors determine to be a Change in Control; provided, however, that in the case of a transaction described in (i), (iii) or (v) above, there shall not be a Change in Control if the shareholders of the Company immediately prior to any such transaction own (or continue to own by remaining outstanding or by being converted into Voting Securities of the surviving entity or parent entity) more than 50% of the combined voting power of the Voting Securities of the Company, the surviving entity or any parent of either immediately following such transaction, in substantially the same proportion to each other as prior to such transaction.

(i)	Code: The Internal Revenue Code of 1986, as amended, or any successor thereto.

(j)
Committee: The Compensation Committee of the Board (or a subcommittee thereof), or such other committee of the Board (including, without limitation, the full Board) to which the Board has delegated power to act under or pursuant to the provisions of the Plan.

(k)	Company: Allegion plc, an Irish company and any successor thereto.

(l)
Continuing Directors: A director who either was a member of the Board on the Effective Date or who became a member of the Board subsequent to such date and whose election, or nomination for election by the Company’s shareholders, was Duly Approved by the Continuing Directors on the Board at the time of such nomination or election, either by a specific vote or by approval of the proxy statement issued by the Company on behalf of the Board in which such person is named as nominee for director, without due objection to such nomination, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board.

(m)	Duly Approved by the Continuing Directors: An action approved by the vote of at least two-thirds of the Continuing Directors then on the Board.

(n)	Effective Date: shall mean the Distribution Date (as such term is defined in the Separation and Distribution Agreement, dated as of [●], 2013 by and between Ingersoll-Rand plc and the Company).

(o)
Fair Market Value: On a given date, (i) if there should be a public market for the Shares on such date, the average between the high and low price of the Shares as reported on such date on the principal national securities exchange on which such Shares are listed or admitted to trading, or, if the Shares are not listed or admitted on any national securities exchange, the arithmetic mean of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted) (the “NASDAQ”), or, if no sale of Shares shall have been reported on any national securities exchange or quoted on the NASDAQ on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used, and (ii) if there should not be a public market for the Shares on such date, the Fair Market Value shall be the value established by the Committee in good faith.

(p)	Full Value Awards: Awards of Shares under the Plan (including any future grants of restricted stock or phantom stock) that are not awards of Options or Stock Appreciation Rights.

(q)
Good Reason: shall mean (i) a substantial diminution in the Participant’s job responsibilities or a material adverse change in the Participant’s title or status; provided, that performing the same job for a smaller organization following a Change in Control shall not constitute Good Reason hereunder; (ii) a reduction of the Participant’s base salary or target bonus (provided, however, a reduction of the Participant’s base salary or target bonus shall not constitute Good Reason hereunder if there is a broad-based reduction in the base salary or target bonus applicable to employees in the Company) or the failure to pay Participant’s base salary or bonus when due, or the failure to maintain on behalf of the Participant (and his or her dependents) benefits which are at least comparable in the aggregate to those prior to the completion of the Change in Control, or (iii) the relocation of the principal place of Participant’s employment by more than thirty five (35) miles from the Participant’s principal place of employment immediately prior to the completion the Change in Control; provided, that any of the events described in clauses (i) - (iii) above shall constitute Good Reason only if the Company fails to cure such event within 30 days after receipt from the Participant of written notice of the event which constitutes Good Reason; and provided further, that such Participant shall cease to have a right to terminate due to Good Reason on the 90th day following the later of the occurrence of the event or the Participant’s knowledge thereof, unless the Participant has given the surviving entity following a Change in Control (or other Affiliate thereof employing the Participant) notice thereof prior to such date.

(r)	ISO: An Option that is also an incentive stock option granted pursuant to Section 6(d) of the Plan.

(s)	Option: A stock option granted pursuant to Section 6 of the Plan.

(t)	Option Price: The purchase price per Share of an Option, as determined pursuant to Section 6(a) of the Plan.

(u)	Other Stock-Based Awards: Awards granted pursuant to Section 8 of the Plan.

(v)	Participant: An employee or director who is selected by the Committee to participate in the Plan.

(w)	Performance-Based Awards: Certain Other Stock-Based Awards granted pursuant to Section 8(b) of the Plan.

(x)	Person: A “person”, as such term is used for purposes of Section 13(d) or 14(d) of the Act (or any successor section thereto), including any Affiliate or Associate of the Company.

(y)	Plan: The Allegion plc Incentive Stock Plan of 2013, as from time to time amended and then in effect.

(z)	Shares: Ordinary shares of the Company.

(aa)	Stock Appreciation Right: A stock appreciation right granted pursuant to Section 7 of the Plan.

(bb)	Subsidiary: A subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

(cc)
Substitute Award: An Award granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by the Company or with which the Company combines.

(dd)	Voting Securities: The outstanding securities entitled to vote generally in the election of directors.
3.    Shares Subject to the Plan
Subject to Section 9, the total number of Shares which may be issued under the Plan is 8,000,000 and the maximum number of Shares for which ISOs may be granted is 20% of the total number of Shares which may be issued under the Plan. Shares issued pursuant to the Employee Matters Agreement by and between Ingersoll-Rand plc and the Company to satisfy Awards granted in conjunction with awards outstanding under the equity incentive plans of Ingersoll-Rand plc or its Affiliates shall be considered issued under the Plan. In the event all or any portion of an Award is terminated or lapses without the payment of consideration, the number of Shares not issued that were originally deducted for such Award pursuant to this Section 3 shall be restored and may again be used for Awards under the Plan. In the event that Shares are retained or are otherwise not issued by the Company in order to satisfy tax withholding obligations in connection with Full Value Awards, the number of Shares so retained or not issued that were originally deducted for such Award pursuant to this Section 3 shall be restored and may again be used for Awards under the Plan. Shares subject to an Award under the Plan may not be available again for issuance under the Plan if such Shares are retained or otherwise not issued by the Company in order to satisfy tax withholding obligations in connection with Options or Stock Appreciation Rights.
Notwithstanding anything contained in this Section 3 to the contrary, (a) Substitute Awards shall not reduce the overall limit on Shares available for grant under the Plan; provided, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code shall reduce the aggregate number of Shares available for Awards of Incentive Stock Options under the Plan; and (b) subject to applicable stock exchange requirements, available shares under a shareholder approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect the acquisition or combination transaction) may be used for Awards under the Plan and shall not reduce the number of Shares available for delivery under the Plan.
4.    Administration
The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as “Non-Employee Directors” within the meaning of Rule 16b-3 under the Act (or any successor rule thereto), “independent directors” within the meaning of The New York Stock Exchange’s listed company rules and “outside directors” within the meaning of Section 162(m) of the Code (or any successor section thereto). Additionally, the Committee may delegate the authority to grant Awards under the Plan to any employee or group of employees of the Company or an Affiliate; provided, however, that such delegation and grants are consistent with applicable law and guidelines established by the Committee from time to time. The Committee may appoint such agents as it deems necessary or advisable for the proper administration of the Plan; provided, however, that such appointment is consistent with applicable law and guidelines established by the Committee from time to time. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors). The Committee shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). The Committee shall require payment of any amount it may determine to be necessary for federal, state, local or other taxes as a result of the exercise, grant or vesting of an Award. The Committee shall not be required to issue any Award under the Plan until such obligations described in the previous sentence have been satisfied in full.

5.    Limitations
No Award may be granted under the Plan after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.
6.    Terms and Conditions of Options
Options granted under the Plan shall be, as determined by the Committee, non‑qualified or ISO for United States federal income tax purposes, as evidenced by the related Award letters, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:

(a)
Option Price. The Option Price per Share shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of a Share on the date an Option is granted (other than as described in Section 3).

(b)
Exercisability. Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted.

(c)
Exercise of Options. Except as otherwise provided in the Plan or in an Award letter, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of Section 6 of the Plan, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company or its designee or administrative agent in the form and manner satisfactory to the Company and, if applicable, the date payment is received by the Company or its designee or administrative agent in accordance with the following sentence. The purchase price for the Shares as to which an Option is exercised shall be paid to the Company as designated by the Committee, pursuant to one or more of the following methods: (i) in cash or its equivalent (e.g., by personal check) or (ii) if there is a public market for the Shares underlying the Options at such time, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased.

(d)
ISOs. The Committee may grant Options under the Plan that are intended to be ISOs. Such ISOs shall comply with the requirements of Section 422 of the Code (or any successor section thereto). ISOs shall be granted only to Participants who are employees of the Company and its Affiliates. No ISO may be granted to any Participant who at the time of such grant, owns more than 10% of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless (i) the Option Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (A) within two years after the date of grant of such ISO or (B) within one year after the transfer of such Shares to the Participant, shall notify the Company of such disposition and of the amount realized upon such disposition. All Options granted under the Plan are intended to be nonqualified stock options, unless the applicable Award letter expressly states that the Option is intended to be an ISO. If an Option is intended to be an ISO, and if for any reason such Option (or portion thereof) shall not qualify as an ISO, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a nonqualified stock option granted under the Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to nonqualified stock options. In no event shall any member of the Committee, the Company or any of its Affiliates (or their respective employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Option to qualify for any reason as an ISO.

(e)
Rights with Respect to Shares. No Participant shall have any rights to dividends or other rights of a shareholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.

7.    Terms and Conditions of Stock Appreciation Rights

(a)
Grants. The Committee may grant (i) a Stock Appreciation Right independent of an Option or (ii) a Stock Appreciation Right in connection with an Option, or a portion thereof. A Stock Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may only be granted at the time the related Option is granted, (B) shall cover the same number of Shares covered by an Option (or such lesser number of Shares as the Committee may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 7 (or such additional limitations as may be included in an Award letter).

(b)	Terms. The exercise price per Share of a Stock Appreciation Right shall be an amount determined by the Committee but in no event shall such amount be less than the Fair Market Value of a Share on the date the Stock Appreciation Right is granted (other than as described in Section 4); provided, however, that in the case of a Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, the exercise price may not be less than the Option Price of the related Option. Each Stock Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to a number of Shares equal to (1) an amount that is (i) the excess of (A) the opening price of the Shares on the exercise date of one Share (the “Opening Price”) over (B) the exercise price per Share, multiplied by (ii) the number of Shares covered by the Stock Appreciation Right, divided by (2) the Opening Price. Each Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Company the unexercised Option, or any portion thereof, and to receive from the Company in exchange therefore a number of Shares equal to (1) an amount that is (i) the excess of (A) the Opening Price over (B) the Option Price per Share, multiplied by (ii) the number of Shares covered by the Option, or portion thereof, which is surrendered, divided by (2) the Opening Price. Payment shall be made in Shares. Stock Appreciation Rights may be exercised from time to time upon actual receipt by the Company or its designee or administrative agent of written notice of exercise in the form and manner satisfactory to the Company stating the number of Shares with respect to which the Stock Appreciation Right is being exercised. The date a notice of exercise is received by the Company shall be the exercise date. No fractional Shares will be issued in payment for Stock Appreciation Rights, but instead the number of Shares will be rounded downward to the next whole Share.

(c)
Limitations. The Committee may impose, in its discretion, such conditions regarding the exercisability of Stock Appreciation Rights as it may deem fit, but in no event shall a Stock Appreciation Right be exercisable more than ten years after the date it is granted.

8.    Other Stock-Based Awards

(a)
Generally. The Committee, in its sole discretion, may grant or sell Awards of Shares (including (i) Awards of Shares in lieu of any incentive or variable compensation to which a Participant is entitled to from the Company or its Subsidiaries and (ii) Awards of Shares granted to non-employee directors as all or a part of their retainer or other fees for services), Awards of restricted Shares and Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares (“Other Stock-Based Awards”). Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the

Committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine to whom and when Other Stock-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards, and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).

(b)
Performance-Based Awards. Notwithstanding anything to the contrary herein, certain Other Stock-Based Awards, Options and Stock Appreciation Rights granted under this Section 8 may be granted in a manner which is intended to be deductible by the Company under Section 162(m) of the Code (or any successor section thereto) (“Performance-Based Awards”). Except in the case of Options and Stock Appreciation Rights that are not subject to achievement of performance goals, a Participant’s Performance-Based Award shall be determined based on the attainment of written performance goals approved by the Committee for a performance period established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25% of the relevant performance period. The performance goals, which must be objective, shall be based upon one or more of the following criteria: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) operating income margin; (v) gross margin; (vi) earnings per Share; (vii) book value per Share; (viii) return on shareholders’ equity; (ix) expense management; (x) return on invested capital; (xi) improvements in capital structure; (xii) profitability of an identifiable business unit or product; (xiii) maintenance or improvement of profit margins or revenue; (xiv) stock price; (xv) market share; (xvi) revenues or sales; (xvii) costs; (xviii) available cash flow; (xix) working capital; (xx) return on assets; (xxi) total shareholder return; (xxii) productivity ratios; and (xxiii) economic value added. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the performance goals may be calculated without regard to extraordinary items. The maximum amount of a Performance-Based Award during a calendar year to any Participant shall be: (x) with respect to Performance-Based Awards that are Options or Stock Appreciation

Rights, 750,000 Shares and (y) with respect to Performance-Based Awards that are not Options or Stock Appreciation Rights, $10,000,000 on the date of the award. Except in the case of Options and Stock Appreciation Rights that are not subject to achievement of performance goals, no Performance-Based Awards will be paid for a performance period until certification is made by the Committee that the criteria described in this Section 8(b) has been attained. The amount of the Performance-Based Award actually paid to a given Participant may be less than (but not greater than) the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period; provided, however, that a Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Sections 162(m) and 409A of the Code, elect to defer payment of a Performance-Based Award.
9.    Adjustments Upon Certain Events
Notwithstanding any other provisions in the Plan to the contrary (except for Section 17), the following provisions shall apply to all Awards granted under the Plan:
(a)    Generally. In the event of any change in the outstanding Shares after the Effective Date by reason of any reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares other than regular cash dividends or any transaction similar to the foregoing, the Committee shall make such substitution or adjustment, as it deems, in its sole discretion and without liability to any person, to be equitable (subject to Section 17), as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the maximum number of Shares for which Options or Stock Appreciation Rights may be granted during a calendar year to any Participant (iii) the maximum amount of a Performance-Based Award that may be granted during a calendar year to any Participant, (iv) the Option Price or exercise price of any Stock Appreciation Right and/or (v) any other affected terms of such Awards, including, without limitation, any affected performance measures or goals applicable to Performance-Based Awards. In the event of any change in the outstanding Shares after the Effective Date by reason of any stock split (forward or reverse) or any stock dividend, all adjustments described in the preceding sentence shall occur automatically in accordance with the ratio of the stock split or stock dividend, unless otherwise determined by the Committee.

(b)
Change in Control. The provisions of this Section 9(b) shall apply in the event of a Change in Control, unless otherwise determined by the Committee in connection with the grant of an Award as reflected in the applicable Award letter.

(i) All outstanding Options and Stock Appreciation Rights (including any Options and Stock Appreciation Rights that are Performance-Based Awards but are not subject to achievement of any performance goals set forth in Section 8(b) hereof but excluding any other Performance-Based Awards) shall become immediately vested and exercisable, except to the extent that an Alternate Award is provided with respect to any such Option and Stock Appreciation Right in which case there shall be no acceleration of vesting or exercisability;

(ii) All Other Stock-Based Awards (other than Performance-Based Awards) shall become immediately vested and payable, except to the extent that an Alternate Award is provided with respect to any such Other Stock-Based Award; and

(iii) With respect to Performance-Based Awards (other than Options and Stock Appreciation Rights that are not subject to achievement of any performance goals set forth in Section 8(b) hereof), the performance periods applicable to such Performance-Based Awards shall lapse and Participants shall be deemed to have earned a pro rata award equal to the product of (A) such Participants’ target award opportunity for the performance period in question and (B) a fraction, the numerator of which is the number of full plus partial months that have elapsed since the beginning of the performance period to the date on which the Change in Control occurs, and the denominator of which is the total number of months in such performance period.

(iv) For purposes of clauses (i) and (ii) above, an “Alternate Award” shall be deemed to be provided in respect of an affected Award if such Award is assumed or substituted in a manner that will substantially preserve the otherwise applicable terms of the affected Award, as determined by the Committee in its sole discretion prior to the occurrence of a Change in Control, provided that any such Alternate Award must (A) be based on stock which is traded on an established securities market; (B) provide such Participant with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Award, including, but not limited to, an identical or better exercise or vesting schedule and identical or better timing and methods of payment; (C) have substantially equivalent economic value to such Award (determined at the time of the Change in Control in accordance with principles applicable under Section 424 of the Code); and (D) vest in full upon any termination of a Participant’s employment or service with the surviving entity (or applicable Affiliate thereof) of such Change in Control by such entity without Cause or by such Participant with Good Reason, in each case on or within twenty-four (24) months following such Change in Control.

Notwithstanding the foregoing, the Committee may (subject to Section 17), in its sole discretion, but shall not be obligated to, (A) cancel such Awards for fair value (as determined in the sole discretion of the Committee) which, in the case of Options and Stock Appreciation Rights, shall equal the excess, if any, of value of the consideration to be paid in the Change in Control transaction to holders of the same number of Shares subject to such Options or Stock Appreciation Rights (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Options or Stock Appreciation Rights) over the aggregate exercise price of such Options or Stock Appreciation Rights, (B) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder, as determined by the Committee in its sole discretion; or (C) provide that for a period of at least 15 days prior to the Change in Control, such Options and Stock Appreciation Rights shall be exercisable as to all shares subject thereto and that upon the occurrence of the Change in Control, such Options and Stock Appreciation Rights shall terminate and be of no further force and effect.

10.    No Right to Employment or Awards
The granting of an Award under the Plan shall impose no obligation on the Company or any Affiliate to continue the employment or service of a Participant and shall not lessen or affect the Company’s or Affiliate’s right to terminate the employment or service of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).
11.    Successors and Assigns
The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.
12.    Nontransferability of Awards

(a)
Each Award shall be exercisable only by a Participant during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Affiliate.

(b)
Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than ISOs) to be transferred by a Participant, without consideration, in connection with estate planning or charitable transfers, subject to such rules as the Committee may adopt consistent with any applicable Award agreement to preserve the purposes of the Plan; provided that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.
13.    Amendments or Termination

(a)
Amendment and Termination of the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder approval if (i) it would materially increase the number of securities which may be issued under the Plan or granted to any Participant (except for increases pursuant to Section 9); (ii) it extends the term of the Plan; (iii) it materially expands the types of Awards available under the Plan or materially expands the class of persons eligible to receive Awards under the Plan; or (iv) such approval is necessary to comply with any regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company may be listed or quoted); provided, however, that, subject to Section 17, any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant or holder. Notwithstanding the foregoing, no amendment shall be made to this Section 13 without shareholder approval.

(b)
Amendment of Award Agreements. The Committee may, to the extent consistent with the terms of any applicable Award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award agreement, prospectively or retroactively (including after a Participant’s termination of employment or service with the Company); provided that, subject to Section 17, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant.

(c)	Repricing of Awards. Subject to Section 9, in no event shall the Committee or the Board take any action without approval of the shareholders of the Company that would (i) reduce the exercise price of any Option or Stock Appreciation Right; (ii) result in the cancellation of any outstanding Option or Stock Appreciation Right and replacement with a new Option or Stock Appreciation Right with a lower exercise price or with, a cash payment that is greater than the Fair Market Value of the Option or Stock Appreciation Right; or (iii) result in any other action that would be considered a “repricing” for purposes of the shareholder approval rules of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted.
14.    International Participants
With respect to Participants who reside or work outside the United States of America and who are not (and who are not expected to be) “covered employees” within the meaning of Section 162(m) of the Code, the Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or an Affiliate.
15.    Choice of Law
The Plan shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws.

16.    Effectiveness of the Plan
The Plan shall be effective as of the Effective Date, subject to the approval of the shareholders of the Company.
17.        Section 409A
Notwithstanding other provisions of the Plan or any Award letter thereunder, no Award shall be granted, deferred, accelerated, extended, paid out or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant. In the event that it is reasonably determined by the Committee that, as a result of Section 409A of the Code, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award letter, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code.
Without limiting the generality of the foregoing, to the extent applicable, notwithstanding anything herein to the contrary, this Plan and Awards issued hereunder shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any amounts payable hereunder will be taxable to a Participant under Section 409A of the Code and related Department of Treasury guidance prior to payment to such Participant of such amount, the Company may (a) adopt such amendments to the Plan and Awards and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder and/or (b) take such other actions as the Committee determines necessary or appropriate to avoid the imposition of an additional tax under Section 409A of the Code.
18.     Clawback/Recoupment Policy
Notwithstanding anything contained herein to the contrary, all Awards granted under the Plan shall be and remain subject to any incentive compensation clawback or recoupment policy currently in effect or as may be adopted by the Board and, in each case, as may be amended from time to time. No such policy adoption or amendment shall in any event require the prior consent of any Participant.
19.    Dividends and Dividend Equivalents
The Committee in its sole discretion may provide a Participant as part of an Award with dividends or dividend equivalents, payable in cash, Shares, other securities, other Awards or other property, on a current or deferred basis, on such terms and conditions as may be determined by the Committee in its sole discretion, including without limitation, payment directly to the Participant, withholding of such amounts by the Company subject to vesting of the Award or reinvestment in additional shares of Shares or other Awards; provided, that no dividends or dividend equivalents shall be payable in respect of outstanding (i) Options or Stock Appreciation Rights or (ii) unearned Performance-Based Awards or other unearned Awards subject to vesting conditions (although dividends and dividend equivalents may be accumulated in respect of unearned Awards and paid within 15 days after such Awards are earned and become payable or distributable).

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